As filed with the Securities and Exchange Commission on March 27, 2025.
Registration Statement No. 333-284344
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-effective Amendment No. 1
to Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Direct Digital Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	87-2306185
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1177 West Loop South, Suite 1310
Houston, Texas 77027
(832) 402-1051
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark Walker
Chairman and Chief Executive Officer
Keith Smith
President
Direct Digital Holdings, Inc.
1177 West Loop South, Suite 1310
Houston, Texas 77027
(832) 402-1051
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Rakesh Gopalan
David S. Wolpa
Troutman Pepper Locke LLP
301 S. College Street, 34th Floor
Charlotte, NC 28202
(704) 998-4050
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Direct Digital Holdings, Inc. (File No. 333-284344) (the “Registration Statement”) is being filed as an exhibits-only filing solely to include the consent of BDO USA, P.C. with respect to its report dated March 27, 2025 relating to the consolidated financial statements of Direct Digital Holdings, Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2024, filed herewith as Exhibit 23.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Exhibit 23.1. The report of BDO USA, P.C. was filed in the Prospectus Supplement No. 1 dated March 27, 2025 filed pursuant to Rule 424(b)(3). The prospectus, as supplemented, and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules
The exhibits listed below are filed as part of this Registration Statement.

Incorporated by Reference
Exhibit No.	Description	Form	File Number	Date	Exhibit No.	Filed or furnished herewith
23.1	Consent of BDO USA, P.C., independent registered public accounting firm					X

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Houston, State of Texas, on March 27, 2025.

DIRECT DIGITAL HOLDINGS, INC.

By:	/s/ MARK D. WALKER
Name:	Mark D. Walker
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK D. WALKER	Chief Executive Officer, Chairman and Director	March 27, 2025
Mark D. Walker	(Principal Executive Officer)

*	President and Director	March 27, 2025
Keith Smith

/s/ DIANA P. DIAZ	Chief Financial Officer	March 27, 2025
Diana P. Diaz	(Principal Financial and Accounting Officer)

*	Director	March 27, 2025
Richard Cohen

*	Director	March 27, 2025
Antoinette R. Leatherberry

*	Director	March 27, 2025
Mistelle Locke

* By:	/s/ DIANA P. DIAZ
Diana P. Diaz Attorney-in-fact